EXHIBIT 4.33

DESCRIPTION OF AMGEN INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of February 5, 2021, Amgen Inc. has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.0001 per share (the “Common Stock”); (2) our 1.250% Senior Notes due 2022 (the “2022 Notes”); and (3) our 2.000% Senior Notes due 2026 (the “2026 Notes” and, together with the 2022 Notes, the “Notes”).
DESCRIPTION OF COMMON STOCK
The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended (“certificate of incorporation”) and our amended and restated bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K (“Annual Report”). The terms “Amgen” “we,” “our,” and “us” refer solely to Amgen Inc. and not its subsidiaries.
Our authorized capital stock includes 2,750,000,000 shares of Common Stock. Each holder of our Common Stock is entitled to one vote per share on all matters to be voted upon by our stockholders. Upon any liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our Common Stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our outstanding shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “AMGN.”
Dividends
Subject to preferences that may be applicable to any preferred stock (if any such stock be issued and outstanding), the holders of Common Stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends.
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:
•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, subject to limited exceptions;

•any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.
In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
Transfer Agent
The transfer agent and registrar for our Common Stock is the American Stock Transfer & Trust Company.

DESCRIPTION OF THE NOTES
The following description of our 2022 Notes and the 2026 Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of May 22, 2014 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which are incorporated by reference as exhibits to the Annual Report of which this Exhibit 4.33 is a part. The 2022 Notes, and the 2026 Notes are each traded on The Nasdaq Stock Market LLC under the trading symbols of “AMGN22,” and “AMGN26,” respectively. We encourage you to read the above referenced Indenture for additional information.
General

The 2022 Notes:
•
We issued €1,250,000,000 in aggregate principal amount of 1.250% Senior Notes, maturing February 25, 2022 and bearing interest at a rate of 1.250% per annum, payable annually on February 25 of each year. As of February 5, 2021, €1,250,000,000 aggregate principal amount of the 2022 Notes was outstanding.

The 2026 Notes:
• We issued €750,000,000 in aggregate principal amount of 2.000% Senior Notes, maturing February 25, 2026 and bearing interest at a rate of 2.000% per annum, payable annually on February 25 of each year. As of February 5, 2021, €750,000,000 aggregate principal amount of the 2026 Notes was outstanding.

     We may, without notice to or the consent of the holders or beneficial owners of the Notes of any series, create and issue additional Notes and/or notes having the same ranking, interest rate, maturity and other terms as the Notes of that series. Any additional debt securities having such similar terms, together with that series of Notes, could be considered part of the same series of Notes under the Indenture; provided that, in the case of any notes represented by global notes, for so long as may be required by the United States Securities Act of 1933, as amended (the “Securities Act”), or the procedures of the common depositary, the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (or a successor or clearing system), such additional Notes will be represented by one or more separate global notes in accordance with the terms of the Indenture and subject to applicable transfer or other restrictions.
The Notes are redeemable prior to maturity as described below under the headings “—Optional Redemption” and “—Redemption Upon Changes in Withholding Taxes.” The Notes do not have the benefit of any sinking funds. The Notes of each series are issued only in registered form without coupons attached in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. Each series of Notes are represented by one or more global securities deposited with, or on behalf of, a common depositary for Euroclear and Clearstream (the “global notes”).
Certain Definitions
As used herein, the following terms have the meanings set forth below.
“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction; and

(2)	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the Indenture (which may include debt securities in addition to the Notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.
“Business Day” means any day on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) is operating.
“Calculation Agent” means an independent financial institution appointed by Amgen, which may include the paying agent, any of the managers or their respective affiliates who agree to serve in such capacity.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.
“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of us and our Consolidated Subsidiaries on that date.
“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the revolving credit agreement and the term loan credit agreement, as applicable) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Exempted Debt” means the sum of the following as of the date of determination:

(1)	our Indebtedness incurred after the first issue date of the Notes and secured by Liens not permitted by the first sentence under “—Limitation on Liens” below; and

(2)	our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the first issue date of the Notes pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” below.
“GAAP” means accounting principles generally accepted in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other documents by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.
“Governmental Agency” means:

(1)	any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3)	any court or administrative tribunal; and

(4)	with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.
“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.
“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made, over (2) the aggregate principal amount of the Notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.
“Permitted Liens” means:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

(3)	Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any joint venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4)	(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8)	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

(9)	Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

(11)	pre-existing Liens on assets acquired by us or any of our Subsidiaries after the first issue date of the Notes;

(12)	Liens in our favor or the favor of any of our Subsidiaries;

(13)	inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14)	statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(15)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2⁄3% of the annual fixed rentals payable under such lease;

(17)	Liens consisting of deposits of Property to secure our statutory obligations or statutory obligations of any of our Subsidiaries in the ordinary course of its business;

(18)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we or any of our Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19)	purchase money Liens or purchase money security interests upon or in any Property acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20)	Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21)	Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.
“Reference Bund” means, for the 2022 Notes , the Federal Government Bond of Bundesrepublik Deutschland due January 4, 2022, with ISIN 0001135465, and for the 2026 Notes , the Federal Government Bond of Bundesrepublik Deutschland due February 15, 2026, with ISIN 0001102390.

“Reference Dealers” means each of the four banks selected by a Calculation Agent which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.
“Reinvestment Rate” means, for the 2022 Notes , 0.250%, and for the 2026 Notes , 0.300%, in each case plus the average of the four quotations given by the Reference Dealers of the mid-market annual yield to maturity of the Reference Bund at 11: 00 a.m. (Central European time (“CET”)) on the fourth Business Day preceding such redemption date and if the Reference Bund is no longer outstanding, a Similar Security will be chosen by the

Calculation Agent at 11: 00 a.m. (CET) on the third Business Day in London preceding such redemption date, quoted in writing by the Calculation Agent to us.
“Similar Security” means a reference bond or reference bonds issued by the German Federal Government having an actual or interpolated maturity comparable with the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.
“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.
Paying Agent and Registrar
The Bank of New York Mellon, London Branch, is the principal paying agent for the Notes (the “principal paying agent”). The Bank of New York Mellon Trust Company, N.A., is the security registrar for the Notes. Upon notice to the Trustee, we may change any paying agent or security registrar, and we or any of our subsidiaries may act as paying agent or registrar.
Interest
The 2022 Notes accrue interest at a rate of 1.250% per annum and the 2026 Notes accrue interest at a rate of 2.000% per annum. The Notes accrue interest on their stated principal amounts from the most recent interest payment date on which interest has been paid or duly provided for. Accrued and unpaid interest on the Notes are payable annually in arrears on February 25 of each year. In each case, interest is paid to the holder in whose name a note is registered at the close of business on the day that is one Business Day prior to the relevant interest payment date.
Interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association. If any date on which interest, principal or premium is payable on the Notes is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding day that is a Business Day (and, except as provided under “—Payment of Additional Amounts,” without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be.
Any amounts payable on any Notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such Notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such Notes are registered on the special record date or other specified date determined in accordance with the Indenture.
Ranking
The Notes are senior unsecured obligations of Amgen. The Notes rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness;
•	senior in right of payment to all of our existing and future subordinated indebtedness; and
•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.
The Notes and the Indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.
Optional Redemption
The 2022 Notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2022 Notes are redeemed before November 25, 2021 (three months prior to the maturity date of the 2022 Notes ), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2022 Notes are redeemed on or after November 25, 2021 (three months prior to the maturity date of the 2022 Notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.
The 2026 Notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2026 Notes are redeemed before November 25, 2025 (three months prior to the maturity date of the 2026 Notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2026 Notes are redeemed on or after November 25, 2025 (three months prior to the maturity date of the 2026 Notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.
If we give notice as provided in the Indenture and funds for the redemption of any Notes called for redemption sufficient to pay the redemption price have been deposited with the principal paying agent on or before 10:00 a.m., London time, on the redemption date, such Notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such Notes will be to receive payment of the redemption price.
Upon surrender of a note that is redeemed in part, we shall execute and the Trustee shall authenticate for the holder a new note of the same series and the same maturity equal in principal amount to the unredeemed portion of the note surrendered.
The Notes are redeemable prior to maturity as described below under the headings “—Optional Redemption” and “—Redemption Upon Changes in Withholding Taxes.” The Notes do not have the benefit of any sinking funds. The Notes of each series are issued only in registered form without coupons attached in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. Each series of Notes are represented by one or more global securities deposited with, or on behalf of, a common depositary for Euroclear and Clearstream (the “global notes”).
Payments on the global notes are made through the principal paying agent (as defined herein under the heading “—Paying Agent and Registrar”). Payments on the Notes are made at the specified office or agency of the principal paying agent; provided that all such payments with respect to Notes represented by one or more global notes registered in the name of or held by a nominee of Euroclear or Clearstream, as applicable, will be by wire transfer of immediately available funds to the account specified by the holder or holders thereof.
In addition, at our option, if certificated notes are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account shown on the register for the certificated notes.

If certificated notes are issued, they will be issued only in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof upon receipt by the applicable registrar of instructions relating thereto and any certificates and other documentation required under the Indenture. It is expected that such instructions will be based upon directions received by Euroclear or Clearstream, as applicable, from the participant which owns the relevant book-entry interests. Certificated notes issued in exchange for book-entry interests will, except as provided in the Indenture, be subject to, and will have a legend with respect to the restrictions on transfer summarized below.
Subject to the restrictions on transfer referred to above, Notes issued as certificated notes may be transferred or exchanged, in whole or in part, in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof to persons who take delivery thereof in the form of certificated notes. In connection with any such transfer or exchange, the Indenture requires the transferring or exchanging holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, to furnish certain certificates and opinions, and to pay any tax or other governmental charge in connection with such transfer or exchange. Any such transfer or exchange will otherwise be made without charge to the holder.
Notwithstanding the foregoing, we are not required to register the transfer or exchange of any Notes:

•	for a period of 15 days prior to any date fixed for the redemption of the Notes;

•	for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part;

•	for a period of 15 days prior to the record date with respect to any interest payment date; or

•	which the holder has tendered (and not withdrawn) for repurchase in connection with a change of control offer.
Redemption Upon Changes in Withholding Taxes
If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced on or after the date of the applicable prospectus supplement, we become or will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of the applicable prospectus supplement, whether or not such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem the Notes of any affected series, as a whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with the applicable notice requirement, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us (which does not include substitution of the obligor under the Notes). No redemption pursuant to (a) or (b) above may be made unless we have received an opinion of independent counsel to the effect that as a result of such change or amendment we will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that we will, or may, be required to pay the additional amounts described herein under the heading “—Payment of Additional Amounts,” and we shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes pursuant to their terms.

Notice of Redemption
We will publish a notice of any redemption of any affected series of Notes described above in accordance with the applicable notice provisions. If fewer than all of the Notes are to be redeemed at any time, the principal paying agent will select the Notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the Notes are listed at such time or, if the not Notes are not listed on a securities exchange, in accordance with the rules of Euroclear or Clearstream, or absent any such rules, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a note not redeemed to less than €100,000. The principal paying agent shall not be liable for any selections made by it in accordance with this paragraph.
We will give notice of any optional redemption to the registered holders of Notes at least 15 but not more than 60 days before a redemption date. The notice shall identify the Notes to be redeemed and shall state:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•	if any Notes are being redeemed in part, the portion of the principal amount of such notes to be redeemed and that, after the redemption date and upon surrender of such Notes, a new note or notes in principal amount equal to the unredeemed portion of the original note shall be issued in the name of the holder of the Notes thereof upon cancellation of the original note;

•	that the notes called for redemption must be surrendered to the paying agent to collect the redemption price;

•	that interest on the Notes called for redemption ceases to accrue on and after the redemption date unless we default in the deposit of the redemption price; and

•	the CUSIP and/or ISIN number of the Notes.
At our request, the Trustee shall give the notice of redemption in our name and at our expense.

Payment of Additional Amounts
All payments of principal and interest on the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (collectively, “Taxes”) imposed by any Relevant Taxing Jurisdiction, unless the withholding of such Taxes is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment of the principal of and interest on the applicable series of Notes to a holder who is not a U.S. person for U.S. federal income tax purposes, after deduction for any present or future Taxes of any Relevant Taxing Jurisdiction, imposed by withholding with respect to the payment, will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)     to any Taxes that are imposed or withheld solely by reason of the holder or beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)     being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)     having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;
(c)     being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;
(d)     being or having been a “10-percent shareholder” of the obligor under the Notes within the meaning of section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)     being or having been a bank receiving interest described in section 881(c)(3)(A) of the Code or any successor provision;
(2)     to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)     to any Taxes that are imposed or withheld solely by reason of the failure to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes (including the submission of an applicable U.S. Internal Revenue Service (“IRS”) Form W-8 (with any required attachments)) or (b) comply with any informational gathering and reporting requirements or to take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder;
(4)     to any Taxes that are imposed otherwise than by withholding from the payment;
(5)     to any Taxes that are imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)     to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;
(7)     to any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;
(8)     to any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30 day period;
(9)     to any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date (or any amended or successor version of such sections), any U.S. Treasury Regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or
(10)     in the case of any combination of any items (1) through (9).
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “—Payment of Additional Amounts,” we are not required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Change of Control Offer
If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101 % of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event, a notice will be provided to holders of the notes describing the transaction that constitutes the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “change of control payment date”); provided, however, that in no event will the change of control payment date occur prior to the date 90 days following the first issue date of the notes.
On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	by 10:00 a.m., London time, deposit with the principal paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.
We will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.
For purposes of the change of control offer provisions of the notes, the following terms will be applicable:
“Beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.
“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than our company or one of our subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons or groups (other than our company or one of our subsidiaries), provided that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own our voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (3) we consolidate with, or merge with or into any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (1) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
“Change of control triggering event” means the occurrence of both a change of control and a rating event.
“Fitch” means Fitch, Inc., and its successors.
“Group” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB—(or the equivalent) by S&P and BBB—(or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Person” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.
“Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Rating event” means the rating on the applicable series of notes is lowered by at least two of the three rating agencies and the notes are rated below an investment grade rating by at least two of the three rating agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Covenants
Limitation on Liens
We will not, nor will we permit any of our Subsidiaries to, create or incur any Lien on any of our or their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that each series of notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:
(1) Liens existing as of the first issue date of the notes;
(2) Liens granted after the first issue date of the notes on any of our or our Subsidiaries’ Properties securing our Indebtedness created in favor of the holders of the notes;
(3) Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;
(4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and
(5) Permitted Liens.

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing any series of notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.
Limitation on Sale and Lease-Back Transactions
We will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, unless:
(1) such transaction was entered into prior to the first issue date of the notes;
(2) such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;
(3) such transaction involves a lease for less than three years;
(4) we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or
(5) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our or any of our Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may, or may cause any of our Subsidiaries to, deliver debt securities to the Trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and any of our Subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.
Events of Default
Event of default means, with respect to each series of notes, any of the following:

•	default in the payment of any interest on the notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the Trustee or with the principal paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the notes of that series at their maturity;

•	default in the performance or breach of any other covenant or warranty by us in the Indenture (other than defaults pursuant to the previous two bullet points above or pursuant to a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than that series of notes), which default continues uncured for a period of 90 days after we receive written notice from the Trustee or we and the Trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding Notes of the affected series as provided in the Indenture; or

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company.
No event of default with respect to the Notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the Indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
We will provide the Trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.
If an event of default with respect to a series of Notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of our company), then the Trustee or the holders of not less than a majority in principal amount of the outstanding Notes of that series may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all Notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities issued under the Indenture will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding debt securities, including the Notes. At any time after a declaration of acceleration with respect to a series of Notes has been made, and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Notes of that series may, by written notice to us and the Trustee, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes of that series, have been cured or waived as provided in the Indenture.

The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless the Trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes of that series.
No holder of any Note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy under the Indenture unless, among other things:

•	that holder has previously given to the Trustee written notice of a continuing event of default with respect to the Notes of that series; and

•	the holders of at least a majority in principal amount of the outstanding Notes of that series have made written request, and offered reasonable indemnity or security, to the Trustee to institute the proceeding as Trustee, and the Trustee has not received from the holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the Indenture, the holder of any Note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that Note on or after the due dates expressed in that Note and to institute suit for the enforcement of any such payment.
If any securities are outstanding under the Indenture, the Indenture requires us, within 120 days after the end of each fiscal year, to furnish to the Trustee a statement as to our compliance with the indenture. If a default or event of default occurs and is continuing with respect to notes of any series and if it is known to a responsible officer of the Trustee, the Trustee shall deliver to each holder of the Notes of that series notice of a default or event of default within 90 days after it occurs. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default or event of default (except in the case of a default or event of default in payment of principal of or interest on any Note of that series) with respect to Notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those Notes.
Modification and Waiver
We and the Trustee may modify and amend the Indenture or Notes of any series without the consent of any holder of Notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant described below under the heading “—Consolidation, Merger and Sale of Assets;”

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to Notes of any series or secure notes of any series;

•	to surrender any of our rights or powers under the Indenture;

•	to add covenants or events of default for the benefit of the holders of Notes of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that would not adversely affect the rights of any holder of Notes in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of additional Notes of any series as permitted by the Indenture;

•	to effect the appointment of a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the U.S. Trust Indenture Act of 1939.
We may also modify and amend the Indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected Note then outstanding if that amendment will:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including any additional amounts) on the Notes;

•	reduce the principal of or premium on or change the fixed maturity of the Notes;

•	waive a default in the payment of the principal of, premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on the Notes payable in currency other than that stated in the Notes;

•	make any change to certain provisions of the Indenture relating to, among other things, the right of holders of the Notes to receive payment of the principal of, premium and interest on the Notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the Notes.
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding Notes of the affected series may, on behalf of the holders of all the Notes of that series, waive our compliance with provisions of the Indenture. The holders of a majority in principal amount of the outstanding Notes of the affected series may, on behalf of the holders of all the Notes of such series, waive any past default under the Indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any Note of that series; provided, however, that the holders of a majority in principal amount of the outstanding Notes of the affected series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.
No amendment to cure any ambiguity, defect or inconsistency in the Indenture made solely to conform the Indenture to the description of notes contained in the applicable prospectus supplement will be deemed to adversely affect the interests of the holders of the Notes.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•	we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, pursuant to a supplemental Indenture, our obligations on the notes and under the Indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the Indenture.
Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Defeasance and Covenant Defeasance
Legal Defeasance
The Indenture provides that we may be discharged from any and all obligations in respect of the Notes (subject to certain exceptions). We will be so discharged upon the deposit with the Trustee, in trust, of money, U.S. government obligations and/or foreign government obligations that, through the payment of interest and principal in accordance with their terms, will provide money, U.S. government obligations or foreign government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the Notes on the stated maturity of those payments in accordance with the terms of the Indenture and the Notes.
This discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling or, since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants
The Indenture provides that upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the Indenture, as well as any additional covenants set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the Notes, which we refer to as a “covenant defeasance.”
The conditions include:

•	depositing with the Trustee money, U.S. government obligations and/or foreign government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the Indenture and the Notes; and

•	delivering to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
Covenant Defeasance and Events of Default
In the event we exercise our option to effect covenant defeasance with respect to any series of the Notes and the Notes of that series are declared due and payable because of the occurrence of any event of default, the amount of money, U.S. government obligations and/or foreign government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Concerning the Trustee
    The Bank of New York Mellon Trust Company, N.A. is Trustee under the Indenture.
Governing Law
The Indenture and the Notes, including any claim or controversy arising out of or relating to the Indenture or the Notes, are governed by the laws of the State of New York.